UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Oaktree Strategic Income Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 8, 2018, Oaktree Strategic Income Corporation (the “Company” or “OCSI”) held a conference call to review its financial and operating results for the second fiscal quarter ended March 31, 2018.

During the call, Edgar Lee, Chief Executive Officer and Chief Investment Officer of the Company, provided the following information:

“I want to announce that our Board [the board of directors of the Company] has approved an increase in our leverage limits by modifying our asset coverage requirements and we will be seeking shareholder approval on this matter.”

Additionally, during such call, Mathew M. Pendo, Chief Operating Officer of the Company, provided the following information:

“Now, I want to discuss our view on leverage in light of the recent legislation enabling BDCs [business development companies] to increase leverage ratios.

OCSI’s portfolio is primarily comprised of first lien, floating-rate loans. Given our plan to continue to maintain a portfolio primarily invested in first lien loans, we believe there is an opportunity to grow our portfolio prudently with additional leverage, as these types of assets are well-suited to support higher levels of leverage.

With no unsecured debt outstanding, we believe we have an appropriate capital structure to support increased leverage. We have been in preliminary discussions with our lenders about modifying our asset coverage requirements and they are supportive of our plans. We also believe that additional leverage will allow us to grow and further diversify the portfolio and is a new opportunity to enhance our return on equity.

We believe a target leverage ratio in the range of 1.2 times to 1.6 times is prudent and we expect it will take several quarters to reach that level. We estimate that our return on equity can increase by 40 basis points with every 0.2 times increase in leverage, assuming our current portfolio yield and cost of financing remain the same.

Last week we received approval from our Board to increase leverage limits by modifying our asset coverage requirements from 200% to 150% and unanimous support from our Board to seek approval from our shareholders. To that end, we will be calling a special shareholder meeting for a vote on the proposal and will be distributing a proxy statement in the near future.

We hope that all of our shareholders will participate in the upcoming special election and support our efforts to modify our asset coverage requirements.”

“As we discussed, we have received approval from our Board to increase leverage and support from our Board to seek approval from our shareholders, and we will be calling a special shareholders meeting to vote on the proposal. We think this is a great opportunity to enhance the return on equity, the leverage fits our portfolio, and we’ve had good discussions with our lenders about increasing the leverage.”

Participants in the Solicitation

The Company, its directors and certain of its executive officers, the directors and executive officers and employees of Oaktree Capital Management, L.P. and its affiliates that provide services to the Company and its subsidiaries pursuant to the Investment Advisory Agreement, dated October 17, 2017, between the Company and Oaktree Capital Management, L.P. and the Administration Agreement, dated October 17, 2017, between the Company and Oaktree Fund Administration, LLC may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s Special Meeting of Stockholders (the “Special Meeting”).

Additional Information and Where to Find It

The Company has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Special Meeting. Additional information regarding the identity of these potential participants, none of whom owns in excess of 1% of the shares of Company common stock (other than Oaktree Capital Management, L.P., which, together with its affiliates, has shared voting and dispositive power over an aggregate of approximately 27.1% of the Company’s common stock based on 29,466,768 shares of common stock outstanding as of May 7, 2018, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018), and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement and other materials to be filed with the SEC in connection with the Special Meeting. This information can also be found in (i) the Company’s definitive proxy statement for its 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting Proxy Statement”), filed with the SEC on January 29, 2018 and (ii) the Company’s Annual Report on Form 10-K for the year ended September 30, 2017, filed with the SEC on December 11, 2017 (the “Form 10-K”). To the extent holdings by the directors and executive officers of the Company of the shares of Company common stock have changed since the amounts printed in the 2018 Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FOR THE SPECIAL MEETING (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE 2018 ANNUAL MEETING PROXY STATEMENT, THE FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of the definitive proxy statement for the special meeting (when available), the 2018 Annual Meeting Proxy Statement, the Form 10-K and any other documents (including a proxy card) filed or to be filed by the Company with the SEC in connection with the Special Meeting at the SEC’s website, www.sec.gov, or at the Company’s website www.oaktreestrategicincome.com or by writing to the Company’s Secretary at 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. In addition, copies of the proxy materials, when available, may be requested by contacting the Company’s proxy solicitor, Broadridge Investor Communication Solutions, Inc., by calling toll-free at (855) 486-7909 or by mail at 51 Mercedes Way, Edgewood, NY 11717.